THE SHARES OF COMMON STOCK OF NETWORK SYSTEMS INTERNATIONAL, INC., A NEVADA CORPORATION, PURSUANT TO THIS STOCK PURCHASE AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED OR OFFERED FOR SALE OR TRANSFER UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT, OR IN THE OPINION OF COUNSEL, SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED.

               NETWORK SYSTEMS INTERNATIONAL, INC.
                    STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT is entered into as of July 10, 2000, by and between NETWORK SYSTEMS INTERNATIONAL, INC. , a Nevada corporation (hereinafter the "Corporation") and the Investors whose names appear on the signature pages hereto (hereinafter the "Investors," each an "Investor").

RECITALS

     A.   The  Corporation desires to raise money by the sale  of
1,666,667  common  shares of the Corporation  ("Stock")   to  the
Investors, subject to the terms and conditions of this Agreement.

     B. The Investors desire to purchase the Stock from the Corporation and the Corporation desires to sell such Stock to the Investors on the terms and conditions hereinafter set forth.


                           AGREEMENTS

     NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained in this Agreement, the parties agree as follows:

     Section 1.     Authorization and Sale of Stock.

          a. Sale and Issuance of Stock. Subject to the terms and conditions of this Agreement, the Investors agree to purchase at the Closing (as defined below), and the Corporation agrees to sell and issue to the Investors at the Closing, that number of Shares (the "Shares") set forth opposite each such Investor's name on the signature page attached to this Agreement, at the purchase price of $.60 per Share, for an aggregate purchase price of $1,000,000.

          b. Closing. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Shares (hereinafter the "Closing") shall occur on, or about, July 21, 2000, at 10:00 a.m., in Greensboro, North Carolina, or at such other time which the Corporation shall determine (the date of the Closing is hereinafter referred to as the "Closing Date").

          c. Delivery. At the Closing, the Corporation will deliver to each Investor a stock certificate registered in such Investor's name, representing the Shares to be purchased by such Investor, against payment of the purchase price therefore, by certified funds payable to the Corporation, or at the election of the Corporation by wire transfer per the Corporation's instruction.

     Section 2.     Corporation's Representations and Warranties.
          The Corporation hereby
represents and warrants as of the Closing as follows:

          2.1 Organization and Corporate Power. The Corporation is a corporation which will be, at the time of closing, duly organized, in good standing under the laws of Nevada and is qualified as a foreign corporation in all jurisdictions in which the nature of its property owned or leased by it or the conduct of its business requires such qualification except for such jurisdiction where the failure to so qualify would not materially and adversely affect the business, operations or financial condition of the Corporation. The Corporation has all requisite corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted and, subject to obtaining such permits, licenses, consents and the like as may be required in any jurisdiction in which the Corporation intends to conduct business, which the Corporation has no knowledge or reason to believe will not be reasonably obtained, as proposed or contemplated to be conducted in the future and enter into and to carry out the provisions of this Agreement and the transactions contemplated hereby.

          2.2  Corporate Capitalization.

          a. Authorized Capital Stock. Immediately prior to the Closing, the Corporation's authorized capital stock shall consist of One Hundred Million (100,000,000) shares of common Stock, par value $0.001 per share, of which Seven Million Eight Hundred Thirteen Thousand One Hundred Fifty-Four (7,813,154) shares are issued and outstanding and Twelve Thousand Five Hundred (12,500) shares of preferred stock, par value $0.001 per share, of which Three Thousand Four Hundred Fifty-Five (3,455) shares are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with all applicable state and federal securities laws.

          b. Restrictions on Transfer. Except for any restrictions imposed by applicable state and federal securities laws, and as set forth on Schedule 2.2(b), there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of the Corporation's Common Stock. Except as set forth on Schedule 2.2(b), the Corporation is not a party to, or is subject to any agreement that affects or relates to the voting or giving of written consent with respect to any shares of the Corporation's Common Stock.


          2.3  Corporate Compliance; Authorization.

          a. Compliance with Instruments. To the Corporation's knowledge, the Corporation is not in violation, breach or default of any term of its Certificate of Incorporation or Bylaws, or of any material term or provision of any judgment, decree, order statute, rule or regulation applicable to or binding upon the material adverse affect on the Corporation's business or financial condition.

          b. Authorization. The Corporation has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and all corporate action on the part of the Corporation, its officers, directors and shareholders, necessary for the sale and issuance of the Shares and the Corporation's obligations hereunder have been taken. This Agreement, the Certificate of Incorporation and all agreements attached hereto as Exhibits, are each legal, valid and binding obligations of the Corporations enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws and equitable principals relating to or affecting the enforcement of creditors' rights in general and by general principals of equity. Except for the Wachovia Bank Revolving Credit Agreement dated June 16, 1999, the execution, delivery and compliance with the performance by the Corporation of this Agreement does not and will not (1) conflict with or result in a breach of the terms, conditions and provisions of any contractual obligation, (2) result in the creation of any, material lien, security interest, charge or encumbrance upon the Corporation's capital stock or assets.

          2.4  Absence  of Litigation.  Except as  set  forth  on
schedule 2.4, there are no (a) actions proceedings, arbitrations or investigations pending or any threat thereof, or verdicts or judgments entered against the Corporation before any court or before any administrative agency or officer which might result in any material adverse change in the business, properties or condition, financial or otherwise, of the Corporation or (b) violations by the Corporation of any foreign, federal, state or local laws, regulations or order, including but not limited to laws pending to workplace safety and environmental clean-up, the violation of which would have a material adverse effect on the business of the Corporation.

          2.5 Tax Returns and Payments. The Corporation has filed or caused to be filed and accurately prepared all federal and state income tax returns and all other federal and state tax returns which are required to be filed by the Corporation. Except as set forth on schedule 2.5, the Corporation has paid or caused to be paid or set aside adequate reserves for all taxes, penalties, and interests due or which may become due as shown on such returns.

          2.6 Financial Statements. The Corporation's 10-KSB for the period ending September 30, 1999, 10-QSB for the period ending March 31, 2000 and unaudited financial statements for the two month period beginning April 1, 2000 and ending May 31, 2000 (hereinafter collectively referred to as the "Financial Statements")which have been delivered to the Investors and (a) are complete and correct in all material respects, (b) are in accordance with the Corporation's books and records, and (c) present fairly its financial position as of the dates indicated and the results of its operations for the period indicated.

          2.7 Material Change. Since May 31, 2000, there has not occurred:

          a.    Any   material  adverse  change  in  the  assets,
liabilities,   business,  prospects,  condition   (financial   or
otherwise), or operating results of the Corporation from that reflected in the Financial Statements;

          b.   Any  material  increase  in  the  indebtedness  or
liabilities  of  the  Corporation  over  the  level  thereof   as
reflected in the Financial Statements;

          c. Any increase in the compensation (including, without limitation, the rate of commissions) payable to, or any payment of a cash salary bonus to, any officer, director or employee of, or consultant to, the Corporation;

          d. Any material change in the manner of keeping the book accounts or records of the Corporation or in the accounting practices therein reflected.

          e. Any declaration or payment of any dividends other than payments of dividends on its preferred shares, or distribution to the Corporation's Shareholders by the Corporation, any acquisition or redemption by the Corporation of any of its equity securities or loan by the Corporation to any of its security holders.

          2.8 Liabilities. Except as set forth on schedule 2.8, the Corporation, which will be a non-operational holding company at the closing, will not have any liabilities or obligations, absolute or contingent outstanding as of the Closing Date except for liabilities which may have been incurred in the ordinary course of business, none of which in the aggregate, total more than $2,500.

          2.9 Extent of Offering. Except as contemplated in this Agreement, neither the Corporation, nor any agent acting on its behalf, has offered or will offer or solicit any offers to sell any securities to any person or persons so as to require the issuance or sale of the Shares to be registered to the provisions of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), or prevent the Corporation from utilizing the provisions of Section 4(2) or Regulation D of the Securities Act or any applicable state securities law exemption from qualification.

          2.10 Fees, Commissions and Expenses. The Corporation does not have any agreement to pay any commission or finders' fees which relate to proceeds received from the sale of stock pursuant to this Agreement.

          2.11 Validity of Issuance. The Shares to be purchased and sold pursuant to this Agreement, will, when issued, sold, and delivered, be duly and validly issued, fully paid and nonassessable, and will be free and clear of any liens or encumbrances caused or created by the Corporation.

          2.12 Private Offering. At no time did the Corporation present to the Investors or any other persons, or solicit the Investors or any other person with, any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicitation, nor did the Corporation invite the Investors or any other to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

          Section  3.   Investor Representations and  Warranties.
Each Investor represents and warrants to the Corporation that:

          a. Investment. The Investor is acquiring the Shares for investment for its own account and not with a view to, or resale in connection with, any distribution thereof, and such Investor has no present intention of selling or distributing any such Shares. It understands that the Shares have not been registered under the Securities Act by reason of a Section 4(2) exemption.

          b. Limitations on Resale or Transfer. The Investor understands and acknowledges that the Investor's ability to sell the Shares may be limited by the lack of a ready market in which to sell the Shares and that the certificates issued will carry the following 144 legend:

          "The shares represented by this Certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

          c.   Reliance  by  Company.  Investor  understands  and
acknowledges that the Corporation will rely upon the representations, warranties, agreements and understandings made herein in making its decision whether to accept Investor's offer, and that the foregoing representations, warranties, agreements and understandings shall survive the closing of this Agreement.

          d. Access to Data. The Investor has had an opportunity to discuss the Corporation's business, management and financial affairs with its management and to obtain any additional information necessary or appropriate for deciding whether or not to purchase the Shares. The Investor acknowledges that no representation or warranties, oral and written, have been made by the Corporation, or any other agent thereof except as set forth in this Agreement.

          e.    Accredited   Investor   Status.    The   Investor
represents  that it meets one or more of the following  standards
(by initializing each applicable standard):

                              Standard  One: The  Investor  is  a
natural person who has an individual net worth or joint net worth with his or her spouse in excess of $1,000,000. "Net Worth" means the net fair market value of equity of the Investor's assets and properties.

                             Standard  Two:  The  Investor  is  a
natural person who has had individual income in excess of $200,000 or joint income with his or her spouse in excess of $300,000 during 1998 and 1999 and reasonably expects to have the same income level in 2000.

                             Standard  Three: The Investor  is  a
corporation partnership or trust with total assets in excess of $5,000,000 and not formed specifically to acquire the securities offered herein.
                         Standard Four: The Investor is an entity
in which all of the equity or beneficial owners are deemed to be "accredited" investors by reason of each of them meeting either Standard One, Two or Three above.

          e. Previous Investments. The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merit and risks of the investment contemplated herein.

          f. Risks. The Investor understands that the investment in the Corporation involves a high degree of risk and is suitable only for investors who can afford a loss of their entire investment and who have no need for liquidity from their investment.

          g.   Private  Offering.   At no time was  the  investor
presented or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

          h. Authorization. The Investor is a resident of the state set forth in the address of the Investor shown on the signature page of this Agreement. The Investor has all requisite authorization to execute and deliver the Agreement and understands that the Corporation is relying on the representations and warranties of the Investor, including but not limited to the Investor's financial sophistication and status as an accredited investor, in determining the availability of an exemption from registration under the Securities Act.

     Section 4.  Condition Precedent to Obligation of Investor to
Close

          4.1. Representations and Warranties; Performance. Each of the representations and warranties made by the Corporation herein will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted or required by this Agreement; the Corporation will have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing; and the Investors will have received, at the Closing, a certificate of the Corporation, signed by the President, stating that each of the representations and warranties made by the Corporation herein is true and correct in all material respects as of the Closing except for changes contemplated, permitted or required by this Agreement and that the Corporation has performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing.

          4.2 Corporate Reorganization. The Corporation shall cause its operating assets and liabilities, except as set forth on Schedule 2.8, to be contributed to either a newly created wholly-owned subsidiary, Network Systems International of North Carolina, Inc. or its existing subsidiary, Vercom, Inc. (collectively referred to as the "Subsidiaries"). The parties acknowledge and agree that any federal tax benefits related to the Corporation's losses through the later of (1) the date of the contribution of assets to the Subsidiaries, or (2) if the put option described in Section 4.5 is exercised, the date of such exercise; shall follow the operating assets to the Subsidiaries. Specifically, the parties acknowledge that except for any federal or state tax payments made after the Closing with respect to any pre-closing tax liabilities, all rights to the benefit of federal income tax refunds shall be an asset of Network Systems International of North Carolina, Inc. The Corporation will agree to take all actions necessary to cause the monetary benefit of these losses to inure to the benefit of Network Systems International of North Carolina, Inc. Except as otherwise noted, all agreements of the Corporation, including employment contracts, will be assigned to the subsidiaries.

          4.3 Board of Directors. All members of the Board of Directors of the Corporation, except Robbie Efird, shall submit their resignations to the Corporation to be effective prior to the date of Closing. Also prior to Closing, the sole remaining director, Robbie Efird, will appoint Herbert Tabin to the Board of Directors and then immediately resign.

          4.4 Sale of Corporation's Common Stock. Prior to Closing, Robbie M. Efird, E. Miller, Jr., David F. Christian and James W. Mosely (collectively the "Selling Shareholders") will enter into an agreement to sell two million seven hundred thousand (2,700,000)shares of the Corporation's common stock for a purchase price of one million five hundred thousand dollars ($1,500,000). The Selling Shareholders agree to sell the shares in the following amounts:

          Name                               Shares
          Robbie M. Efird                   1,900,000
          E. W. Miller, Jr.                   600,000
          David F. Christian                  100,000
          James W. Moseley                    100,000

     Section    4.5      Selling   Shareholders    Purchase    of
Subsidiaries. The Selling Shareholders will enter into an agreement which provides the Corporation with an option to require the Selling Shareholders to purchase the Subsidiaries of the Corporation for a purchase price of three million dollars ($3,000,000). The option to purchase of the Subsidiaries may be exercised by the Board of Directors' after Closing, but within 45 days of Closing. If the option is exercised, the Selling Shareholders will deliver as a consideration for the purchase of the Subsidiaries $1,500,000 in cash and a secured, Non-Recourse Promissory Note in the amount of $1,500,000 payable in 120 days. The security on the Non-Recourse Promissory Note will be 2,925,856 shares of the Corporation's Common Stock which the Corporation shall have the right to sell for a total of
$1,500,000. As part of the purchase of the Subsidiaries, and as a condition to the Selling Shareholders' obligation to consummate the purchase, the Corporation must commit to reduce the Subsidiaries' indebtedness to Wachovia Bank by three million dollars ($3,000,000).

     Section 5. Condition Precedent to Obligation of Corporation to Close. It shall be a condition precedent to the Corporation's obligation to close the purchase and sale of the Shares under this Agreement that the Corporation has obtained the consent of Wachovia Bank, N.A. to the issuance and sale of the Shares and to other matters described in the Form 8-K filed on or about July 10, 2000

     Section 6.  Miscellaneous.

          6.1.  Successors  and  Assigns.   Except  as  otherwise
expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          6.2. Entire Agreement. This Agreement and the exhibits attached hereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Corporation and the Investors with regard to the subjects hereof and thereof.

          6.3. Notice. Any notice, payment, report or other communication required or permitted to be given by one to any other party by this Agreement shall be in writing and either (i) served personally on the other party or parties; (ii) sent by express, registered or certified first class mail, postage prepaid, addressed to the other party or parties at its or their address or addresses as indicated next to their signatures below, or to such other address as any addressee shall have therefore furnished to the other parties by like notice; (iii) delivered by commercial courier to the other party or parties; or (iv) sent by facsimile with the original sent by U.S. Mail. Such notice shall be deemed received on the second day after transmittal if sent by one day courier together with a transmission of such notice by facsimile if the recipient has the capability to receive a facsimile.

          6.4. Finder's Fee and Broker's Fees. The Corporation and the Investors hereto represent and warrant that they have retained no finder or broker in connection with the transactions by this Agreement, and hereby agrees to indemnify and to hold the other harmless from any liability for any finder's or broker's fee to any broker or other person or firm (and the cost and expenses of defending against such liability or asserted liability) for which such indemnifying person, or any of its employees or representatives, are responsible.

          6.5. Titles and Subtitles.   The titles of the Sections
and subsections of this Agreement are for the convenience of reference only and are not to be considered in construing this Agreement.

          6.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be original, but all of which together shall constitute one instrument.

          6.7. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first written.

CORPORATION

NETWORK SYSTEMS INTERNATIONAL, INC.
200 North Elm Street
Greensboro, NC   27401
Fax (336)-271-0852

By:  /s/ Christopher Baker
     Christopher Baker, President


               INVESTOR                           INVESTOR

     By:   /s/  Richard  T.  Clark   By:  /s/  John Signorello
                Richard  T.  Clark             John Signorello

              INVESTOR                           INVESTOR

     By: /s/ Joel C. Holt            By: /s/ Steven Elias
            Joel  C. Holt                    Steven Elias

               INVESTOR                           INVESTOR

     By: /s/ D. Mark White           By: /s/ Bryan John
             D. Mark White                   Bryan John

               INVESTOR

     By: /s/ George D. Gordon
             George D. Gordon

               Network Systems International, Inc.
                          Schedule 2.4
                  Absence of Litigation Listing



1.   Mediation  Settlement Agreement between Network  Information
     Services,  Inc. and Highland Industries, Inc., Network  owes
     Highland $150,000 as final payment of settlement. Confession of Judgment to be issued on July 31, 2000 if not paid.

2. Canton Financial Services Corporations v. Network Systems International, Inc. in the Circuit Court for the Thirteenth Judicial Circuit in and for Hillborough County. State of Florida Civil
            Division,  Case  No.  98-657,  Division  "A".   Trial
anticipated for late September 2000.

3.   Building  Lien filed 6/9/00 in Guilford County by  J.  Wayne
     Poole, Inc., P.O. Box 21585, Greensboro, NC   27420.  Principal
     owed $63,246.18.

4.   Morales versus Rick Tuberosa and Network Systems
     International, Inc. Shareholder is suing a former Director of the company for approximately $10,000 in short swing profits received while a Director. The company will receive any monies collected less attorney fees.

                         Network Systems
                        International, Inc.
                         Schedule 2.2(b)
                    Restrictions on Transfer





1. Stock Option Agreement dated April 15,1999, granting options to 500,000 shares of Common Stock to Christopher Baker.

2.   Stock Option Awards granted during 1999

3.   Rights related to the Corporation's Preferred Stock.

4.   Wachovia Revolving Credit Agreement, dated June 16,1999.

               Network Systems International, Inc.
                          Schedule 2.5
                    Tax Returns and Payments






The following list the Federal or State tax returns which have been filed accurately but payment has not been made:

     1.   Network Systems International, Inc. and Subsidiaries Federal
          Form 1120 filed on June 15, 2000 for the tax year ending September 30, 1999. A tax liability of $169,002 remains to be
          paid on a total tax liability of $432,897.   Network Systems
          International, Inc. and Subsidiaries has filed a Form 1138 "Extension of Time for Payment of Taxes by a Corporation Expecting a Net Operating Loss Carryback" to utilize the available NOL Carryback which is approximately $2,000,000 for the year ended September 30, 2000.

     2.   Vercom Software, Inc. Federal Form 1120 filed on June 15,
          2000 for the short tax period January 1, 2000 to June 16, 2000. The entire tax liability of $72,780 remains to be paid for this short period.





               Network Systems International, Inc.
                          Schedule 2.8
                     Listing of Liabilities





1. Liabilities and/or obligations related to the matters described on schedule 2.2(b)

2. Liabilities and/or obligations related to the matters described on schedule 2.4

3. Liabilities and/or obligations related to the matters as detailed in section 2.5

4. Liabilities and/or obligations of the Company under the Contribution Agreement in which the operating assets of the Company will be contributed to NSI-NC

5.   All expenses incurred by Millennium